SCHEDULE TO-C

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

SCHEDULE TO

(RULE 14d-100)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

________________

PORTUGAL TELECOM, SGPS, S.A.

(Name Of Subject Company (Issuer))

________________

SONAE, SGPS, S.A.

SONAECOM, SGPS, S.A.

(Names of Filing Persons (Offerors))

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ORDINARY SHARES

AMERICAN DEPOSITARY SHARES

(Title of Class of Securities)

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Ordinary Shares (ISIN: PTPTC0AM0009)

American Depositary Shares (CUSIP: 737273102)

(CUSIP Number of Class of Securities)

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Andre Sousa Sonae, SGPS, S.A.	Luisa Ferriera Sonaecom, SGPS, S.A.
Lugar do Espido, Via Norte 4471-909 Maia, Portugal Tel: +351220121717	Rua Henrique PousAo, 432 4460-481 Senhora da Hora, Portugal Tel: +351229572270
(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of filing persons) ________________ CALCULATION OF FILING FEE

Transaction Valuation(1)	Amount of Filing Fee(1)
Not Applicable	Not Applicable

(I)	No filing fee is required pursuant to General Instruction D of Schedule TO.

☐

Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Filing Party:
Form or Registration No.:	Date Filed:

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer:

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒	third-party tender offer subject to Rule 14d-1.
☐	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

TABLE OF CONTENTS

Item 12: EXHIBITS

(a)(5)(i)	Management Presentation slides of Sonaecom, SGPS, S.A. for use at the Santander de Negócios Portugal, S.A. annual telecom conference on June 15-16, 2006, in Marbella, Spain.

(a)(5)(ii)	Management Presentation slides of Sonaecom, SGPS, S.A. for distribution at the Santander de Negócios Portugal, S.A. annual telecom conference on June 15-16, 2006, in Marbella, Spain.